EXHIBIT 10.35

THE NEIMAN MARCUS GROUP, INC.

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

(Effective January 1, 2006)

TABLE OF CONTENTS

ARTICLE 1. INTRODUCTION		1

1.1	Purpose of Plan	1
1.2	Status of Plan	1

ARTICLE 2. DEFINITIONS		1

2.1	“Account”	1
2.2	“Affiliate”	1
2.3	“Base Pay”	1
2.4	“Bonus”	2
2.5	“Change in Control”	2
2.6	“Code”	4
2.7	“Committee”	4
2.8	“Company”	4
2.9	“Compensation”	4
2.10	“Discretionary Credit”	4
2.11	“Effective Date”	4
2.12	“Elective Deferral”	4
2.13	“Eligible Employee”	5
2.14	“Employer”	5
2.15	“ERISA”	5
2.16	“Matching Deferral”	5
2.17	“Maximum Savings Plan Deferral”	6
2.18	“Maximum Savings Plan Match”	6
2.19	“Participant”	6
2.20	“Plan”	6
2.21	“Plan Year”	6
2.22	“Retirement”	6
2.23	“Savings Plan”	6
2.24	“Year of Service”	6

ARTICLE 3. PARTICIPATION		7

3.1	Commencement of Participation	7
3.2	Continued Participation	7

ARTICLE 4. DEFERRALS AND CREDITS		7

4.1	Elective Deferrals.	7
4.2	Matching Deferrals	9
4.3	Discretionary Credits	10

ARTICLE 5. ACCOUNTS; INTEREST		10

5.1	Accounts	10
5.2	Interest	11
5.3	Payments	11

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ARTICLE 6. PAYMENTS		11

6.1	Election of Time and Form of Payment	11
6.2	Retirement and Other Termination of Employment	13
6.3	Death	14
6.4	Change in Control	14
6.5	Hardship Distributions	15
6.6	Changes in Time and Form of Payment	16
6.7	Withholding	16
6.8	Specified Employees	17
6.9	409A Income Inclusion	17

ARTICLE 7. COMMITTEE		17

7.1	Plan Administration and Interpretation	17
7.2	Powers, Duties, Procedures, Etc.	18
7.3	Information	19
7.4	Indemnification of Committee	19
7.5	Claims Procedure	19

ARTICLE 8. AMENDMENT AND TERMINATION		20

8.1	Amendments	20
8.2	Termination of Plan	20
8.3	Existing Rights	21

ARTICLE 9. MISCELLANEOUS		21

9.1	No Funding; Source of Payments	21
9.2	Nonassignability; Domestic Relations Order	21
9.3	Limitation of Participants’ Rights	22
9.4	Participants Bound	22
9.5	Receipt and Release	22
9.6	Governing Law	23
9.7	No Guarantee of Tax Consequences	23
9.8	Adoption by Other Employers	23
9.9	Headings and Subheadings	24

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THE NEIMAN MARCUS GROUP, INC.
KEY EMPLOYEE DEFERRED COMPENSATION PLAN

(Effective January 1, 2006)

ARTICLE 1.  INTRODUCTION

1.1           Purpose of Plan.  The Employers have adopted this Key Employee Deferred Compensation Plan as a nonqualified deferred compensation arrangement to provide a means by which certain eligible employees may defer Compensation.

1.2           Status of Plan.  The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of ERISA and is intended to comply with the requirements of Code section 409A, and shall be interpreted and administered in a manner consistent with those intentions.

ARTICLE 2.  DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1           “Account” means, for each Participant, the account established for his or her benefit under Section 5.1.

2.2           “Affiliate” means any corporation or organization that together with an Employer is treated as a single employer under Section 414(b) or (c) of the Code.

2.3           “Base Pay” means the base salary payable by an Employer to an employee, including amounts that would have been payable to the employee as base salary but for an election under Section 125 of the Code, a deferral election under the Savings Plan, or a deferral election under this Plan.

2.4           “Bonus” means an annual cash bonus payable by an Employer to an employee, including any portion of such a bonus that would have been payable to the employee but for an election under Section 125 of the Code, a deferral election under the Savings Plan, or a deferral election under this Plan.  However, the term “Bonus” shall not include any amount arising from, or paid under or in connection with a long-term incentive program, or a stock appreciation right, stock option, restricted stock or stock unit, or other equity-based incentive award, plan or arrangement.  Notwithstanding the preceding, no amount shall be treated as a “Bonus” unless it satisfies the criteria for performance-based compensation within the meaning of Code section 409A.

2.5           A “Change in Control” shall be deemed to have taken place for purposes of the Plan upon the occurrence of any of the following events after the Effective Date: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Group”), together with any CIC Affiliates thereof other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than the Majority Stockholder) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock representing more than 40% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such Common Stock in any such election and (B) the Majority Stockholder beneficially owns (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company than such other Person or Group; (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or who were nominated by, or designees of, a Majority Stockholder; or (v) consummation of a merger or consolidation of the Company with another entity in which holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Majority Stockholder does not hold a sufficient amount of voting power (or similar securities) to elect a majority of the surviving entity’s board of directors.

For purposes of this Section 2.5, the following terms shall have the following meanings:

(a)           “CIC Affiliate” shall mean, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)           “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

(c)           “Majority Stockholder” shall mean , collectively or individually as the context requires, Newton Holding, LLC, TPG Newton III, LLC, TPG Partners IV, L.P., TPG Newton Co-Invest I, LLC, Warburg Pincus Private Equity VIII, L.P., Warburg

Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Germany Private Equity VIII K.G , Warburg Pincus Private Equity IX, L.P and/or their respective CIC Affiliates.

(d)           “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

2.6           “Code” means the Internal Revenue Code of 1986, as amended from time to time.  Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.7           “Committee” means The Neiman Marcus Group, Inc. Employee Benefits Committee or any successor committee appointed by the Board of Directors of The Neiman Marcus Group, Inc. or its delegate.

2.8           “Company” means The Neiman Marcus Group, Inc., a Delaware corporation, and any successor, including a successor to all or substantially all of the Company’s assets or business which assumes the obligations of the Company.

2.9           “Compensation” means Base Pay and any Bonus payable by an Employer to an employee.

2.10         “Discretionary Credit” means an amount credited to the Account of a Participant by an Employer pursuant to Section 4.3.

2.11         “Effective Date” means January 1, 2006.

2.12         “Elective Deferral” means the portion of Compensation which is deferred by a Participant under Section 4.1.

2.13         “Eligible Employee” means each employee of an Employer who, on the Effective Date or the first day of any month thereafter,

(a)           has completed at least one Year of Service, or such shorter period of service as may be specified by the Chief Executive Officer of The Neiman Marcus Group, Inc. in such officer’s sole discretion;

(b)           had in effect on August 1 of the preceding calendar year (or, if later, on the employee’s date of hire) an annual rate of Base Pay of at least $300,000; and

(c)           has been designated by the Committee as eligible to participate in the Plan.

An Eligible Employee shall remain an Eligible Employee notwithstanding any reduction in his or her annual rate of Base Pay below the applicable minimum under (b) above; provided, however, that the Committee in its discretion may withdraw an employee’s designation under (d) above as an Eligible Employee at any time and for any reason effective with respect to any subsequent Plan Year.

2.14         “Employer” means the Company and any Affiliate that adopts the Plan with the consent of the Company as provided in Section 9.8.

2.15         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.16         “Matching Deferral” means a deferral made for the benefit of a Participant under Section 4.2.

2.17         “Maximum Savings Plan Deferral” means a Participant’s maximum permissible elective deferral under the Savings Plan, regardless of whether the Participant actually made a deferral election under the Savings Plan.

2.18         “Maximum Savings Plan Match” means a Participant’s maximum permissible matching contribution under the Savings Plan, assuming maximum elective deferrals under the Savings Plan, regardless of whether the Participant actually made a deferral election under the Savings Plan.

2.19         “Participant” means any individual who participates in the Plan in accordance with Article 3.

2.20         “Plan” means The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan, effective as of January 1, 2006, as set forth herein and all subsequent amendments hereto.

2.21         “Plan Year” means the calendar year.

2.22         “Retirement” means termination of employment on or after the date the Participant has either (i) attained age 65 and reached the fifth anniversary of the date he or she first performed an hour of service (as defined in Section 2.24 below), or (ii) attained age 55 and reached the fifteenth anniversary of the date he or she first performed an hour of service (as defined in Section 2.24 below).

2.23         “Savings Plan” means The Neiman Marcus Group, Inc. Employee Savings Plan, as amended from time to time.

2.24         “Year of Service” means completion of the twelve consecutive month period beginning on the date the employee first performs an hour of service upon initial employment with an Employer or an Affiliate during which the employee is continuously employed by an

Employer or an Affiliate or, with respect to an employee who terminates employment prior to completing a Year of Service, completion of the twelve consecutive month period beginning on the date the employee first performs an hour of service upon reemployment with an Employer or an Affiliate during which the employee is continuously employed by an Employer or an Affiliate.  For purposes of this Plan, an “hour of service” shall mean each hour for which an employee is paid or entitled to payment for the performance of duties for an Employer or an Affiliate.

ARTICLE 3.  PARTICIPATION

3.1           Commencement of Participation.  Any Eligible Employee shall become a Participant on the effective date of an election to defer Compensation in accordance with Section 4.1 or, if earlier, on the date an Employer makes a Discretionary Credit to his or her Account.

3.2           Continued Participation.  An individual who has become a Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

ARTICLE 4.  DEFERRALS AND CREDITS

4.1           Elective Deferrals.

(a)           Base Pay.  An individual who is or will be an Eligible Employee as of any January 1 may elect to defer a designated whole percentage, not to exceed 15 percent, of all Base Pay that is payable to the individual for services to be performed on or after that date by filing an election with the Committee prior to that January 1.  Any such election shall be irrevocable as of such January 1 (or such earlier date as the Committee may prescribe).  In addition, an individual who first becomes an Eligible Employee after January 1, 2006 may elect before the date he or she first becomes an Eligible Employee, or within 30 days thereafter, to defer a designated whole percentage, not to exceed 15 percent, of all Base Pay that is payable to the individual for services to be performed after such election (or, if later, after the date he or she becomes an Eligible Employee).  Any such election shall be irrevocable as of the date that is 30 days after the date the employee first became an Eligible Employee and shall be effective with respect to the first payroll period beginning after the date the election is delivered to the Committee.  Notwithstanding the preceding provisions of this paragraph, a Participant may revoke or otherwise modify an existing election, or make a new deferral election, effective as of any January 1 subsequent to the date of such revocation, modified election, or new election, but only with respect to Base Pay earned thereafter.  Such revocation, modification or new election must be delivered to the Committee no later than the December 31 immediately preceding the effective date of the election (or such earlier date as the Committee may prescribe).  The same deferral percentage shall apply to each payment of Base Pay covered by the election.

(b)           Bonuses.  An individual who is an Eligible Employee may elect to defer a designated whole percentage, not to exceed 15 percent, of any Bonus payable to the individual for Employer fiscal years ending after the date of the election, by filing an irrevocable election with the Committee at least six months prior to the end of any such fiscal year.  Notwithstanding the preceding provisions of this paragraph, a Participant may revoke or otherwise modify an existing election, or make a new deferral election, effective with respect to a Bonus to be paid for any fiscal year ending more than six months subsequent to the date of such revocation, modified election, or new election.

(c)           The provisions of paragraphs (a) and (b) to the contrary notwithstanding, in the event that an employee receives a hardship distribution from the Savings Plan at a time at which the Savings Plan requires the suspension of all elective contributions and deferrals under all plans maintained by an Employer upon the receipt of such a hardship withdrawal, then (i) any election to defer Base Pay pursuant to this Plan in effect at the time of such hardship distribution from the Savings Plan shall be revoked at the time the employee receives such distribution and such employee shall not be eligible to make a new election to defer Base Pay for any period beginning prior to the January 1 following the date that is six months after the date such hardship distribution was made, and (ii) any election to defer a Bonus pursuant to this Plan for a fiscal year ending less than six months after the date of the receipt of the hardship distribution from the Savings Plan shall be revoked at the time the employee receives such hardship distribution from the Savings Plan and such employee shall not be eligible to make a new election to defer a Bonus for any fiscal year ending less than six months after the date such hardship distribution was made.

(d)           Each election under this Section 4.1 shall be made in writing on a form approved or prescribed by the Committee.  The amount of each payment that is deferred hereunder shall be credited to the Participant’s Account as of the date such amount would otherwise have been paid to the Participant.

4.2           Matching Deferrals.  As of the last day of each payroll period during which a credit is made to a Participant’s Account with respect to such Participant’s election to defer Base Pay or Bonus pursuant to Section 4.1, such Participant’s Employer shall credit to the Participant’s Account a Matching Deferral equal to:

(a)           100% of the sum of (i) the Participant’s Elective Deferrals for such payroll period and (ii) the Participant’s Maximum Savings Plan Deferrals for such payroll period,

to the extent that such sum does not exceed the first two percent (2%) of his or her Compensation for such payroll period, plus

(b)           25% of the sum of (i) the Participant’s Elective Deferrals for such payroll period and (ii) the Participant’s Maximum Savings Plan Deferrals for such payroll period, to the extent that such sum does not exceed the next four percent (4%) of his or her Compensation for such payroll period, minus

(c)           the Participant’s Maximum Savings Plan Match for such payroll period.

4.3           Discretionary Credits.  In addition to the deferrals made pursuant to Section 4.1 and 4.2, with the approval of the Board of Directors of the Company, at any time during a Plan Year an Employer may make a Discretionary Credit to the Account of any Eligible Employee in the employ of such Employer.  Any such Discretionary Credit shall be made solely in the discretion of the Employer making such credit and shall be credited to the Eligible Employee’s Account as of such date and in such amount as such Employer shall determine, subject to the approval of the Board of Directors of the Company.

ARTICLE 5.  ACCOUNTS; INTEREST

5.1           Accounts.  An Employer shall establish and maintain on its books an Account for each Participant employed by such Employer.  Each such Account shall be designated by the name of the Participant for whom it is established.  An Employer shall continue to maintain a Participant’s Account as long as a positive balance remains credited to such Account.  A Participant’s Account shall be credited with the amounts of Elective Deferrals, Matching Deferrals, and Discretionary Credits, if any, as provided in the Plan and any adjustments hereunder.  Within 45 days after the end of each calendar quarter, the Committee shall provide the Participant with a statement of his or her Account.

5.2           Interest.  As of the last day of each calendar month, the Committee shall credit each Participant’s Account with interest on the balance of such Account as of the last day of the preceding calendar month less any distributions or withdrawals made during such calendar month, plus interest on any amounts credited to such Account during such calendar month from the date such amounts were credited.  In addition, payments under Article 6 shall include interest on the amount of such payment from the end of the preceding calendar month (except that with respect to the portion of the payment attributable to an amount credited to the Account after the end of the preceding calendar month, such portion of the payment shall include interest only from the later date as of which the amount was credited to the Account).  The interest to be credited pursuant to this Section shall be at an annual rate equal to the average prime interest rate published in the Eastern Edition of The Wall Street Journal on the last business day of the preceding calendar quarter (or, if two or more such rates are published, the average of such rates), increased by two percentage points.

5.3           Payments.  Each Participant’s Account shall be reduced by the amount of any payment made to or on behalf of the Participant under the Plan as of the date such payment is made.

ARTICLE 6.  PAYMENTS

6.1           Election of Time and Form of Payment .

(a)           Each individual who is or will be an Eligible Employee as of January 1, 2006 and who makes an election pursuant to Section 4.1(a) to commence making Elective Deferrals to the Plan effective as of January 1, 2006 shall, on or before January 1, 2006 (or such earlier date as the Committee prescribe), elect the time and form of payment from among the options set forth in this Section for the amounts credited to his or her Account.  Each other individual who is or will be an Eligible Employee as of or after January 1, 2006 who does not elect to commence making Elective Deferrals to the Plan effective as of January 1, 2006 but who makes an initial election subsequent to January 1, 2006 to commence making Elective Deferrals to the Plan pursuant to Section 4.1(a) or (b) at a time when he or she had not yet become a Participant shall, on or before the deadline applicable to such initial election to begin making Elective Deferrals to the Plan, elect the time and form of payment from among the options set forth in this Section for the amounts credited to his or her Account.  Each other individual who is an Eligible Employee but who has not made an election to make Elective Deferrals to the Plan who first becomes a Participant in the Plan on the date an Employer makes a Discretionary Credit to an Account for such Participant shall, prior to the date that is thirty (30) days after the date such Eligible Employee first becomes a Participant, elect the time and form of payment from among the options set forth in this Section for the amount credited to his or her Account.

(b)           The options available for the commencement of payment from a Participant’s Account are:

(i)            the first calendar quarter following the calendar quarter in which the Participant ceases to be employed by an Employer or any Affiliate of an Employer; or

(ii)           the first calendar quarter of the calendar year immediately following the calendar year in which the Participant ceases to be employed by an Employer or any Affiliate of an Employer.

(c)           The options available for the form of payment from a Participant’s Account are:

(i)            a single lump sum payment; or

(ii)           annual installments to be paid in the same calendar quarter each year over a period elected by the Participant up to ten (10) years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid.

(d)           The foregoing elections shall be made on a form approved or prescribed by the Committee.  Each such election shall be irrevocable as of the deadline for making such election as provided above, except as otherwise provided in Section 6.6.  In the event a Participant fails to make a valid election by the time provided in this Section, the Participant shall be deemed to have elected options (b)(i) and (c)(i) above.

(e)           Notwithstanding the preceding provisions of this Section, if the total amount credited to a Participant’s Account as of the date the Participant ceases to be employed by an Employer or any Affiliate of an Employer is less than $10,000, distribution of the entire Account shall be made in the form of a single lump sum payment to be made no later than the later of December 31 of the calendar year in which the Participant ceased being employed by an Employer or any Affiliate of an Employer, or the 15th day of the third month following the date on which the Participant ceased being employed by an Employer or any Affiliate of an Employer.

6.2           Retirement and Other Termination of Employment.  Upon termination of a Participant’s employment with the Employers and all Affiliates on account of the Participant’s Retirement, the Participant’s Account shall be paid to the Participant at the time and in the form elected pursuant to Section 6.1.  Upon termination of a Participant’s employment with the Employers and all Affiliates for any reason other than death or Retirement, the Participant’s Account shall be paid to the Participant in a single lump sum payment during the calendar quarter immediately following the calendar quarter in which such termination of employment occurs.

6.3           Death.  If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid in a single lump sum payment in the first calendar quarter following the calendar quarter in which the Participant died to the Participant’s designated beneficiary or beneficiaries.  Any designation of beneficiary shall be made by the Participant in writing on a form approved or prescribed by the Committee, shall be effective upon receipt by the Committee, and may be changed by the Participant at any time.  If there is no such designation or no designated beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse or, if none, to his or her issue per stirpes, in a single lump sum payment.  If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.

6.4           Change in Control.  In the event of a Change in Control on or after January 1, 2006, all amounts credited to a Participant’s Account shall be distributed in a single lump sum payment at the time of such Change in Control or within five business days thereafter.  Notwithstanding the preceding, a Change in Control shall not be deemed to have occurred with respect to the Account of a Participant for purposes of this Section unless such Change in Control is a permitted distribution event with respect to such Participant pursuant to Code Section 409A(a)(2)(A)(v).

6.5           Hardship Distributions.  If a Participant encounters an unforeseeable emergency, as determined by the Committee, the Committee shall direct the Employer maintaining such Participant’s Account to pay to such Participant and deduct from such Account such portion of the vested amount then credited to such Account (including, if appropriate, the entire amount) as the Committee shall determine to be necessary to alleviate the severe financial hardship of such Participant caused by such unforeseeable emergency (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).  For this purpose, an “unforeseeable emergency” shall be a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined in Code section 152(a)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship  No distribution shall be made to a Participant pursuant to this Section unless such Participant requests such a distribution in writing and provides to the Committee such information and documentation with respect to his or her unforeseeable emergency as may be requested by the Committee.  This Section shall be interpreted in a manner consistent with the distribution requirements of Section 409A of the Code.

6.6           Changes in Time and Form of Payment.  A Participant may change his or her elections under Section 6.1 regarding the time at which his or her Account will be paid or begin to be paid, or the form of such payment, or both, after commencing participation in the Plan provided that (i) no such change shall be effective until 12 months after the date such modified election is made, (ii) no change related to a payment that is to be made at a fixed time or pursuant to a fixed schedule may be made less than twelve months prior to the date the payment is scheduled to be paid or, in the case of installment payments elected pursuant to Section 6.1(ii) (which shall be treated for purposes of this Plan as a “single payment”), twelve months prior to the date the first amount was scheduled to be paid, and (iii) except with respect to payments to be made on account of death or an unforeseeable emergency, the payment made pursuant to any such subsequent election is deferred for a period of not less than five years from the date such payment would otherwise have been paid or, in the case of installment payments elected pursuant to Section 6.1(ii) (which shall be treated for purposes of this Plan as a “single payment”), five years from the date the first amount was scheduled to be paid.

6.7           Withholding.  There shall be deducted from all amounts paid under this Plan any taxes and other amounts required to be withheld by any Federal, state, local or other government.  The Participant and/or his or her beneficiary (including his or her estate) shall bear all taxes on amounts paid under this Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.  The Participant will be required to pay to his or her Employer the amount of any federal, state or local taxes required by law to be withheld in connection with the Plan in the event that such Participant is not being paid by an Employer or amounts being paid by an Employer to such Participant are insufficient to satisfy any such withholding obligation.

6.8           Specified Employees.  Any provision of the Plan to the contrary notwithstanding, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of the Participant’s termination of employment with the Employer and all Affiliates, no distribution shall be made or commence with respect to such Participant pursuant to this Section sooner than six months from the date of such Participant’s termination of employment (or, if earlier, the date of the Participant’s death).  In such case, all payments that were scheduled to be made within such six-month period shall be accumulated (with interest as provided in Section 5.2) and paid in a single lump sum in the calendar quarter following the calendar quarter in which such six-month period ends.

6.9           409A Income Inclusion.  Any provision of the Plan to the contrary notwithstanding, although the Plan is designed to comply in form and operation with the requirements of Code Section 409A, in the event a Participant is required to include in income an amount attributable to the Plan prior to the payment of any such amount pursuant to this Plan on account of a violation of Code Section 409A, the amount so required to be included in income shall be paid to the Participant as soon as practicable.

ARTICLE 7.  COMMITTEE

7.1           Plan Administration and Interpretation.  The Committee shall oversee the administration of the Plan.  The Committee shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan.  The Committee shall have the exclusive and discretionary power to interpret the Plan and to decide all matters under the Plan.  Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.  Any individual serving on the Committee who is a Participant will not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, a beneficiary, or an Employer.  The Committee shall be deemed to be the Plan administrator with responsibility for complying with any reporting and disclosure requirements of ERISA.

7.2           Powers, Duties, Procedures, Etc.  The Committee may adopt such rules and regulations as it deems necessary, desirable or appropriate in administering the Plan so long as they are not inconsistent with the terms of the Plan.  Any act which this Plan authorizes or requires the Committee to do may be done by a majority of the members of the Committee acting hereunder; and the action of such majority of the members of the Committee, expressed from time to time by a vote at a meeting or in writing without a meeting, shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all of the members of the Committee at the time in a regular or special meeting.  A dissenting Committee member who, within a reasonable time after he or she has knowledge of any action or failure to act by the majority, registers his or her dissent in writing delivered to the other Committee members and the Company shall not be responsible for any action or failure to act.  The Committee may elect one of its members as chairman and it may appoint a secretary who may, but need not be, a Committee member.  In addition, the Committee may appoint other agents and representatives, who may but need not be in the employ of the Employer, to keep its records and assist it in doing other acts or things to be done or performed by the Committee.  Any such person, corporation or firm so designated by the Committee may, when so authorized by the Committee, sign in the name of the Committee all applications and other documents required hereunder. All usual and reasonable expenses of the Committee including, without limiting the generality thereof, the reasonable cost of record keeping, accountants’ fees, consultants’ fees, counsel fees, and administrative costs shall be paid by the Employers.

7.3           Information.  To enable the Committee to perform its functions, the Employers shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Committee may require.

7.4           Indemnification of Committee.  The Employers agree to indemnify and to defend to the fullest extent permitted by law any officer or employee who serves as a member of the Committee (including any such individual who formerly served as a member of the Committee) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

7.5           Claims Procedure.  If any person (hereinafter called the “Claimant”) feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Committee.  Within sixty days following the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit.  Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, describe any additional information necessary for the Claimant to perfect the claim and explain why the information is necessary, advise the Claimant that he or she may, within sixty days following the receipt of such notice, in writing request to appear before the Committee or its designated representative for a hearing to review such denial, and state that the Claimant has the right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) following a denial of the claim on review.  Any hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at any such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed.  The final decision of the Committee with respect to the claim being reviewed shall be made within sixty days following the hearing thereon, and Committee shall in writing notify the Claimant of said final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which said final decision is based.  The written notice will also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement that the Claimant has a right to bring a civil action under Section 502(a) of ERISA.  The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

ARTICLE 8.  AMENDMENT AND TERMINATION

8.1           Amendments.  The Company shall have the right to amend this Plan from time to time, subject to Section 8.3, by an instrument in writing which has been executed by its duly authorized officer.

8.2           Termination of Plan.  This Plan is strictly a voluntary undertaking on the part of the Employers and shall not be deemed to constitute a contract between the Employers and any employee or a consideration for, or an inducement or condition of employment for, the performance of services by any employee.  The Company reserves the right to terminate this Plan at any time effective with respect to any subsequent Plan Year, subject to Section 8.3, by an instrument in writing which has been executed by its duly authorized officer.  In the event the Plan is terminated, no further contributions or credits shall be made after the effective date of the Plan’s termination other than interest credits made pursuant to Section 5.2 and payments shall be made in accordance with the payment provisions of Article 6; provided, however, that the Board of Directors of the Company may in its discretion terminate the Plan effective as of a date prior to the first day of a subsequent Plan Year and provide for accelerated payments of all amounts credited to Accounts upon such a termination of the Plan to the extent such termination and acceleration of payments satisfies the requirements of Code section 409A.

8.3           Existing Rights.  No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts credited to his or her Account prior to the date of such amendment or termination.

ARTICLE 9.  MISCELLANEOUS

9.1           No Funding; Source of Payments.  Nothing in this Plan will be construed to create a trust or to obligate an Employer or any other person to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any employee or any other person rights to any specific assets of an Employer or of any other person.  Benefit payments to be made with respect to a Participant’s Accounts shall be paid in cash from the general assets of the Employer, and shall be the obligation solely of the Employer maintaining such Accounts.

9.2           Nonassignability; Domestic Relations Order.  None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of the Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of the Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he may expect to receive, contingently or otherwise, under this Plan.  Notwithstanding the preceding, the Committee shall direct that all or any portion of the amount credited to a Participant’s Account be paid to an individual other than the Participant to the extent necessary to comply with an order that the Committee has determined to be a “domestic relations order” as defined in Code Section 414(p)(1)(B).  Further, and any provision of the Plan to the contrary notwithstanding, the payment of amounts credited to a Participant’s Account to an individual other than the Participant shall be accelerated as may be necessary to fulfill an order that the Committee has determined to be a “domestic relations order” as defined in Code Section 414(p)(1)(B).

9.3           Limitation of Participants’ Rights.  Participation in this Plan shall not give any Eligible Employee the right to be retained in the employ of an Employer or an Affiliate or any right or interest in the Plan other than as herein provided.  The Employers and their Affiliates reserve the right to dismiss any Eligible Employee without any liability for any claim against the Employer or Affiliate, except to the extent of benefit payments provided herein.

9.4           Participants Bound.  Any action with respect to this Plan taken by the Committee or the Company or any action authorized by or taken at the direction of the Committee or the Company shall be conclusive upon all Participants and any other persons who claim entitlement to benefits under the Plan.

9.5           Receipt and Release.  Any payment to any Participant or beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employers and the Committee under this Plan, and the Committee may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Participant or beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Committee or the Employer to follow the application of such funds.

9.6           Governing Law.  This Plan shall be construed, administered, and governed in all respects under and by the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by federal law.  If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.7           No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, but not limited to, the Employers and any Affiliate and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts deferred or payable under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

9.8           Adoption by Other Employers.  With the consent of the Board of Directors of the Company, this Plan may be adopted by any Affiliate, such adoption to be effective as of the date specified by such Affiliate at the time of adoption.

9.9           Headings and Subheadings.  Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, The Neiman Marcus Group, Inc. has caused this Plan to be executed by its duly authorized officer this 16th day of December, 2005.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Marita O’Dea
Senior Vice President